EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of GVI Security Solutions, Inc.

                                                     State of Organization

        GVI Security, Inc.                                   Delaware

        Rapor, Inc.                                          Florida